SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of
       the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  X
Filed by a Party other than the Registrant

Check the appropriate box:

  Preliminary Proxy Statement
  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
X Definitive Proxy Statement
  Definitive Additional Materials
  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                      VICORP Restaurants, Inc.
                      ------------------------
          (Name of Registrant as Specified In Its Charter)

                        Stanley Ereckson, Jr.
                        ---------------------
             (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

X $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
     6(j)(2) or Item 22(a)(2) of Schedule 14A
  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3)
  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1)   Title of each class of securities to which transaction applies:

     _____________________________________________________________________

2)   Aggregate number of securities to which transaction applies:

     _____________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (Set forth the amount on which the filing fee is calculated and state how it was determined.)


     _____________________________________________________________________

4)   Proposed maximum aggregate value of transaction:

     _____________________________________________________________________


     Fee paid previously with preliminary materials

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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          ________________________________________________________________

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          ________________________________________________________________

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          ________________________________________________________________



                   VICORP RESTAURANTS, INC.
                     400 West 48th Avenue
                    Denver, Colorado  80216
                   ------------------------

           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          APRIL 9, 1998
                   ------------------------

     The Annual Meeting of the Shareholders of VICORP Restaurants, Inc., will be held at the Company's offices at 400 West 48th
Avenue, Denver, Colorado 80216, on Thursday, April 9, 1998, at 9:00 a.m., Denver time, for the following purposes.

         (1) To elect directors to serve until the next Annual
    Meeting of Shareholders and until their successors are duly elected and qualified;

         (2) To consider and vote upon a proposal to ratify the appoint of Arthur Andersen LLP as independent auditors for the Company for fiscal year 1998;

         (3) To transact such other business as may properly come before the Meeting.

    The Board of Directors has fixed the close of business on February 19, 1998, as the record date for the determination of shareholders of record who are entitled to notice of and to vote at the Meeting and any adjournment thereof.

    SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING
IN PERSON. IF YOU CANNOT ATTEND, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. YOUR VOTE IS IMPORTANT. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXCERCISE.

                              By Order of the Board of Directors



                              Stanley Ereckson, Jr.,
                              Secretary

Denver, Colorado
February 27, 1998



                    VICORP RESTAURANTS, INC.
                      400 West 48th Avenue
                     Denver, Colorado 80216
                      ____________________

                        PROXY STATEMENT
                      ___________________

                 Annual Meeting of Shareholders
                    To Be Held April 9, 1998

General Information on The Meeting

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of VICORP Restaurants, Inc. (the "Company") whose principal offices are located at 400 West 48th Avenue, Denver, Colorado 80216, telephone number (303) 296-2121, to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Thursday, April 9, 1998, at 9:00 a.m., Denver time, at the Company's offices at 400 West 48th Avenue, Denver, Colorado 80216, and at any adjournment thereof.

    This Proxy Statement, the form of Proxy, and the 1997 Annual
Report to Shareholders are first being sent to shareholders on approximately February 27, 1998.

Shareholder Proposals

    Any shareholder proposal to be considered for presentation at the 1999 Annual Meeting of Shareholders must be received by the Company at its executive offices on or before October 31, 1998, to be considered for inclusion in the Company's proxy materials under the rules of the Securities and Exchange Commission.

Revocability of Proxy

    Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the shares represented by the proxy, by either (1) filing with the Secretary of the Company at 400 West 48th Avenue, Denver, Colorado 80216, an instrument revoking the proxy or a duly executed proxy bearing a later date; or (2) attending the meeting and, after notifying the Secretary of the Company, voting the shares covered by the proxy in person.

    Officers and other employees of the Company, for no additional compensation, may solicit proxies by telephone or personal interview as well as by mail. The cost of soliciting proxies will be borne entirely by the Company.

    Only shareholders of record at the close of business on the record date, February 19, 1998, will be entitled to notice of and to vote at the Meeting. There were outstanding on the record date 9,164,019 shares of the Company's $.05 par value Common Stock ("Stock").

    Each share of Stock is entitled to one vote on each matter to come before the Meeting. In the election of Directors, cumulative voting is not allowed. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted in accordance with the best judgment of the persons named in the solicited proxy.
Shares of the Company representing one-third of the votes entitled to be cast by all outstanding shares of Stock will constitute a quorum for the transaction of business at the Meeting. The affirmative vote of the holders of shares of Stock representing a majority of the votes represented at the Meeting will be sufficient for approval of the matters to come before the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. Since the affirmative vote of the holders of shares of Stock representing a majority of the votes represented at the meeting is required for approval of the matters to come before the meeting, abstentions will have the effect of a negative vote.


        VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Stock

    The following table sets forth information as of February 12, 1998, with respect to the beneficial ownership of VICORP's Stock by all persons known by the Company to be the beneficial owners of 5% or more of the outstanding shares, each director of the Company, each of the executive officers named in the Summary Compensation Table (see Compensation of Directors and Executive Officers) and all directors and executive officers of the Company as a group.

                    Name and                       Amount and
                    Address of                     Nature of
  Title of          Beneficial                     Beneficial      Percent
  Class             Owner                          Ownership       of Class
  _______           __________                     __________      ________

  Stock             Southeastern  Asset            1,279,900 <F1>   13.96%
  (par value $.05     Management, Inc.
  per share)        6410 Poplar Avenue, Suite 900
                    Memphis, TN  38119


                    First Manhattan Co.              741,902 <F2>    8.09%
                    437 Madison Avenue
                    New York, NY  10022


                    Quaker Capital                   735,500 <F3>    8.02%
                      Management Corporation
                    1300 Arrott Building
                    401 Wood Street
                    Pittsburgh, PA  15222


                    Strong Capital Management        601,200 <F4>    6.56%
                    100 Heritage Reserve
                    Menomonee Falls, WI 53051


                    Heartland Advisors               500,000 <F5>    5.45%
                    790 North Milwaukee Street
                    Milwaukee, WI 53202


                    Dimensional Fund Advisors, Inc.  492,800 <F6>    5.37%
                    1299 Ocean Avenue, 11th Floor
                    Santa Monica, CA  90401-1038


                    The TCW Group, Inc.              481,000 <F7>    5.24%
                    865 South Figueroa Street
                    Suite 1800
                    Los Angeles, CA  90017


                    Carole Lewis Anderson             19,000 <F8>    *
                    3616 Reservoir Road NW
                    Washington, DC  20007


                    Bruce B. Brundage                 29,000 <F8>    *
                    5290 DTC Parkway
                    Suite 160
                    Englewood, CO  80111


                    Charles R. Frederickson          163,654 <F8>    1.77%
                    400 West 48th Avenue
                    Denver, CO  80216


                    John C. Hoyt                      59,868 <F8>     *
                    500 SE Sixth Street
                    Bartlesville, OK 74003


                    J. Michael Jenkins               120,000 <F8>    1.29%
                    400 West 48th Avenue
                    Denver, CO  80216


                    Robert E. Kaltenbach              12,025 <F8>    *
                    400 West 48th Avenue
                    Denver, CO  80216


                    Robert T. Marto                   22,000 <F8>    *
                    White Plains Office Park
                    777 Westchester Avenue
                    White Plains, NY  10604


                    Dudley C. Mecum                   21,500 <F8>    *
                    33 Khakum Wood Road
                    Greenwich, CT  06831


                    Dennis B. Robertson               26,000 <F8>    *
                    1987 West 111th Street
                    Chicago, IL  60643


                    Richard E. Sabourin               28,544 <F8>    *
                    400 West 48th Avenue
                    Denver, CO 80216


                    Hunter Yager                       8,000 <F8>    *
                    RR2, Box 3190
                    Manchester, VT  05255-9517


                    Arthur Zankel                    166,100 <F9>    1.80%
                    437 Madison Avenue
                    New York, NY  10022


                    All directors                    675,691        7.12%
                    and executive officers
                    as a group (12 persons
                    including those
                    named above)

_______________________
    * Percent of class is less than 1%

[FN]
     <F1> Of the 1,279,900 shares beneficially owned, the
shareholder has sole voting power over 281,000 shares, shared voting power over 982,400 shares, no voting power over 16,500 shares, sole dispositive power over 297,500 shares, and shared dispositive power over 982,400 shares.

   <F2> Of the 741,902 shares beneficially owned, the shareholder has sole voting power over 354,500 shares, shared voting power over 384,202 shares, sole dispositive power over 354,500 shares, and shared dispositive power over 387,402 shares. Arthur Zankel, a director of the Company, is a Partner of First Manhattan Co.

   <F3> Of the 735,500 shares beneficially owned, the shareholder has sole voting power over 153,200 shares, shared voting power over 582,350 shares, sole dispositive power over 153,200 shares, and shared dispositive power over 582,350 shares.

   <F4> Of the 601,200 shares beneficially owned, the shareholder has sole voting power over 229,900 shares, shared voting power over no shares, sole dispositive power over 601,200 shares, and shared dispositive power over no shares.

   <F5> Of the 500,000 shares beneficially owned, the shareholder has sole voting and dispositive power over all the shares.

   <F6> Of the 492,800 shares beneficially owned, the shareholder has sole voting power over 329,500 shares, no shared voting power, sole dispositive power over 492,800 shares, and no shared dispositive power.

   <F7> Of the 481,000 shares beneficially owned, the shareholder has sole voting and dispositive power over all the shares.

   <F8> Includes 18,000, 24,000, 52,000, 20,000, 100,000, 12,000,
22,000, 20,000, 24,000, 25,000 and 8,000 shares which Ms.
Anderson, Messrs. Brundage, Frederickson, Hoyt, Jenkins,
Kaltenbach, Marto, Mecum, Robertson, Sabourin, and Yager respectively, have the right to purchase under options that are presently exercisable.

   <F9> Includes 142,100 shares owned directly by Mr. Zankel,
24,000 shares which he has the right to purchase under options that are presently exercisable.

    VICORP is unaware of any arrangement which would at a subsequent date result in a change in the control of the Company.


                     ELECTION OF DIRECTORS

    Directors are to be elected to hold office until the next
Annual Meeting of Shareholders and until their successors shall be elected and shall qualify. Each of the persons nominated is currently a member of the Board of Directors.

          NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                            Served as
                                                            a Director
Name and Age                    Position                    Since
------------                    --------                    ----------
Carole Lewis Anderson, 53       Director of the Company     April 1991

Bruce B. Brundage, 62           Director of the Company     August 1988

Charles R. Frederickson, 60     Chairman of the Board       June 1968

John C. Hoyt, 70                Director of the Company     October 1982

J. Michael Jenkins, 51          Director, Chief Executive   August 1994
                                Officer and President of
                                the Company

Robert T. Marto, 52             Director of the Company     August 1989

Dudley C. Mecum, 63             Director of the Company     December 1989

Dennis B. Robertson, 60         Director of the Company     August 1988

Hunter Yager, 68                Director of the Company     April 1996

Arthur Zankel, 65               Director of the Company     October 1988

    Carole Lewis Anderson became a director in April 1991. Since June 1995, she has been a principal of Suburban Capital Markets, Inc., a commercial real estate mortgage company. Prior to that time, she was the President of MASDUN Capital Advisors, a private investment banking company which engages in corporate and real estate finance. Ms. Anderson is also a trustee of AARP Cash Investment Funds, AARP Growth Trust, AARP Income Trust, AARP Managed Investment Portfolios Trust, and AARP Tax-Free Income Trusts.

    Bruce B. Brundage became a director of the Company in August 1988. Since 1973, Mr. Brundage has been the President of Brundage & Company, a Denver-based company specializing in the private placement of long-term financing and the negotiation, appraisal and arrangement of mergers and acquisitions. Mr. Brundage is also a director of Black Hills Corporation.

    Charles R. Frederickson, a director of the Company since
1968, was appointed to the position of Chairman of the Board in November 1986.

    John C. Hoyt, a director since October 1982, has for more than the past five years been an officer, director and controlling shareholder of Midwest Pancake Houses, Inc., which is a Village Inn franchisee. See Certain Transactions.

    J. Michael Jenkins became a director of the Company and its Co-Chief Executive Officer and President in August 1994 and Chief Executive Officer in August 1996. Immediately prior to his joining the Company, he was the Chairman of the Board and Chief Executive Officer of El Chico Restaurants, Inc., positions which he held since February 1992.

    Robert T. Marto, a private investor, has been a director since August 1989. He was the President and Chief Executive Officer of White River Corporation from December 1993 to December 1997. For more than a year prior to that, he served as Executive Vice President and Chief Financial Officer of Fund American Enterprises Holdings, Inc., and as President of its wholly owned subsidiary Fund American Enterprises, Inc. Mr. Marto is a director of CCC Information Services, Inc., and White River Corporation.

    Dudley C. Mecum became a director in December 1989. He is currently a Managing Director in Capricorn Holdings LLC, a leveraged buy-out fund. From August 1989 until January 1997, Mr. Mecum was a partner in G.L. Ohrstrom & Company. Mr. Mecum is also a director of The Travelers Group, Lyondell Petrochemical Co., Dyncorp, Fingerhut Companies, Inc., The Metris Companies, Inc., Suburban Propane MLP, and Travelers Property and Casualty.

    Dennis B. Robertson became a director of the Company in August 1988. Mr. Robertson is currently the Chairman of DOCK'S Great Fish, Inc., which operates seafood restaurants. Prior to his appointment as Chairman, he was that company's President, a position he held since 1985.

    Hunter Yager became a director in April 1996.  In 1985 he
retired from Grey Advertising, Inc., where he was an Executive
Vice President.   Since his retirement, he has been a private
consultant in marketing and advertising.

    Arthur Zankel became a director of the Company in October 1988. For more than the last five years, he has been a General Partner of First Manhattan Co., a money management firm. Mr. Zankel is also a director of Travelers Group, Fund American Enterprises Holdings, Inc., and Travelers/Aetna Casualty Property Corp.

    The Board of Directors, while not having a nominating committee, does have standing Audit and Compensation Committees. The Audit Committee met four times in fiscal 1997, and consisted of Ms. Anderson and Messrs. Brundage, Hoyt, Marto, Mecum, Robertson, Yager and Zankel. The functions of the Committee are to recommend to the Board of Directors the appointment of the Company's independent auditors, review the fee arrangements and scope of the annual audit, and consider the comments of the independent and internal auditors with respect to internal controls.

    The Compensation Committee, which also acts as the Regular Stock Option Committee for the Company's 1982 Stock Option Plan, was composed of Ms. Anderson and Messrs. Brundage, Marto, Mecum, Robertson, Yager and Zankel. That committee met one time during the last fiscal year. The Committee recommends to the Board of Directors officers' salaries, administers executive compensation plans, grants options, and approves bonuses for the Company's executive employees.

    During fiscal 1997, the Board of Directors met five times.
Each of the Directors attended at least 75% of the meetings of the Board of Directors and the committees of which that person was a member.

        COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

    The following table discloses compensation received by the Company's Chief Executive Officer and named executive officers for the three fiscal years ended October 31, 1997.

                   Summary Compensation Table


                                                                Long Term
                                  Annual Compensation           Compensation
                                  --------------------------    -------------
                                                      Other
                                                      Annual    Securities
                                                      Compen-   Underlying      All Other
 Name and Principal                Salary    Bonus    sation    Options/SARs    Compensation
 Position                  Year    ($)       ($)      ($)       (#)             ($)
 ------------------        ----    ------    -----    ------    ------------    -----------
 Charles R.Fredrickson     1997    311,538    63,000                            3,562 <F1>
 Chairman                  1996    291,923                                        703 <F1>
                           1995    300,000                                      3,398 <F1>

 James R. Burke  <F2>      1997     85,813             175,000                  1,244
 President/Bakers          1996    174,327               4,094                    534
 Square Division           1995    130,160    6,355     29,000                  2,558

 Nicholas S. Galanos <F3>  1997    113,595                                        100
 Executive Vice            1996    200,000                                        245
 President/Development     1995    148,462                                        177

 J. Michael Jenkins <F4>   1997    377,386                                        428
 Chief Executive           1996    350,000                        300,000         520
 Officer and President     1995    350,000              46,910                    610

 Robert E. Kaltenbach <F5> 1997    181,267   150,000                            3,522 <F5>
 President/Village         1996    175,000   100,000                              564 <F5>
 Inn Division              1995    172,981    13,860                            3,238 <F5>

 Richard E. Sabourin <F6>  1997    259,201    52,500                            1,091
 Executive Vice            1996     43,269                                        75
 President/Chief
 Financial Officer

[FN]
<F1> The amount shown represents $3,000, $335, and $3,200 paid as the Company's matching contribution under its 401(k) plan and $398, $368, and $362 paid by the Company for term life insurance premiums for the years 1995, 1996, and 1997.

<F2> Mr. Burke resigned on April 8, 1997, and the amount reflected in the column captioned "Other Annual Compensation" for 1997 represents the amount paid to Mr. Burke under an Employment Severance and Mutual Release Agreement executed at the time of his resignation from the Company. For 1995 and 1996, the amounts reflected are the reimbursement for Mr. Burke's expenses in 1995 and 1996 in relocating to Denver. Under "All Other
Compensation", the amount shown represents $2,388, $335, and $1,155 paid as the Company's matching contribution under its 401(k) plan and $170, $199, and $89 paid by the Company for term life insurance premiums for 1995, 1996, and 1997.

<F3> Mr. Galanos resigned from the Company on April 4, 1997.  The
$177, $245, and $100 payment reflected under "All Other
Compensation" represents the Company's payment for term life insurance premiums for the stated years.

<F4> The amount reflected in the column captioned "Other Annual
Compensation" represents a reimbursement of moving expenses in conjunction with his relocation to Denver. Under "All Other Compensation", the amount shown represents the Company's payment for term life insurance premiums for 1995, 1996, and 1997, respectively.

<F5> The amount shown represents $3,000, $335, and $3,200 paid as the Company's matching contribution under its 401(k) plan and $238, $229, and $322 paid by the Company for term life insurance premiums respectively for years 1995, 1996, and 1997.

<F6> Mr. Sabourin joined the Company as its Executive Vice
President/Chief Financial Officer in August 1996. The amount reflected in the column captioned "All Other Compensation" represents $791 paid as the Company's matching contribution under its 401(k) plan and $300 paid by the Company for term life insurance premiums for 1997 and $75 for term life insurance premiums for 1996.


Aggregated Option / SAR Exercises in Last Fiscal Year and Fiscal
Year-End Option / SAR Values

    The following table provides information on option/SAR exercises in fiscal 1997 by the named executive officers and the value of such officers' unexercised options/SARs at October 31, 1997.


                                                                     Value of
                                                  Number of          Unexercised
                                                  Unexercised        In-the-money
                                                  Options/SARs at    Options/SARs at
                                                  Fiscal Year End    Fiscal Year End
                                                  (#)                ($)
                                                  ---------------   ------------
                          Shares
                          Acquired
                          on           Value
                          Exercise     Realized    Exercisable/      Exercisable/
 Name                     (#)          ($)         Unexercisable     Unexercisable
 ----------------------   --------     --------    -------------     -------------
 Charles R. Frederickson  100,000      727,500      52,000/0          14,000/0

 J. Michael Jenkins                                100,000/200,000   250,000/500,000

 Robert E. Kaltenbach                               12,000/0          60,000/0

 Richard E. Sabourin                                25,000/75,000    100,000/300,000



Compensation Committee Interlocks and Insider Participation in
Compensation Decisions

The members of the Compensation Committee for fiscal 1997 were Carole Lewis Anderson, Bruce B. Brundage, Robert T. Marto, Dudley
C. Mecum, Dennis B. Robertson, Hunter Yager, and Arthur Zankel.

Employment Contracts and Termination of Employment and Change-of-
Control Arrangements

    In August 1994, Mr. Jenkins entered into a five-year employment agreement. Under that agreement, Mr. Jenkins received a $1 million cash payment upon the execution of the contract, a base salary of $350,000 per year for the first three years and will receive a base salary of $450,000 per year for the final two years of the agreement's term. During the term of the employment agreement, he is entitled to earn annual bonuses, not to exceed a cumulative total of $4 million through fiscal year 1999. For the Company's 1995, 1996 and 1997 fiscal years, his annual bonuses, if any, will be 20% of the amount by which the Company's earnings before interest, taxes and the bonus itself exceed $25 million, and for fiscal years 1998 and 1999, 20% of the amount by which such earnings exceed $32 million. In no event, however, shall the cumulative bonus paid exceed $4 million over the term of the contract or, except in the last year of the agreement, $1.5 million in any one year. Simultaneously with the execution of the employment agreement, and as a part of it, Mr. Jenkins was granted the option to purchase a total of 300,000 shares of the Company's common stock at prices ranging from $15.00 to $30.17 per share.
The options were to vest on October 1, 1999, and were exercisable until October 1, 2004. In the event Mr. Jenkins died, became permanently disabled, resigned on Just Grounds or was terminated other than for Just Cause, the vesting was to have accelerated in 50,000-share increments on September 1, 1994 and on October 1,
1995 and each year thereafter through October 1, 1999.

    On August 19, 1996, Mr. Jenkins surrendered, and the Company canceled, the described options in exchange for the grant of new options to purchase a total of 300,000 shares of the Company's common stock at an exercise price of $13.00 per share. The options vest in 100,000 share increments on August 19, 1996, October 1, 1999, and October 1, 2002 and are exercisable until August 20, 2006. In the event Mr. Jenkins dies, becomes permanently disabled, resigns on Just Grounds or is terminated other than for Just Cause, the vesting accelerates in 50,000-share increments on October 1, 1996 and each year thereafter through October 1, 1999.

    In the event the Board of Directors terminates Mr. Jenkins without Just Cause or if he terminates his employment with Just Grounds, the agreement provides that he is to receive the greatest of (i) two times his then current base salary, (ii) $2 million, less the amount of any bonus previously paid or (iii) any amount accrued but unpaid from bonuses in prior years in excess of $1.5 million, but in no event to exceed $4 million.

    If there is a change in control (any person becomes the beneficial owner of 50% or more of the combined voting power of the Company's outstanding securities, a majority of the members of the Board of Directors changes in any period of 12 months, unless the nomination and election of each new director was approved by a vote of at least a majority of the directors then still in office and who were directors at the beginning of the period, or any person acquires gross assets of the Company that have an aggregate fair market value of 50% or more of the fair market value of all the Company's gross assets immediately prior to such acquisition) and Mr. Jenkins is terminated within 180 days thereafter, he shall receive the greater of two times his then current salary or $4 million, less the amount of any bonus previously paid to him.

    In addition to the above, the employment agreement provides
Mr. Jenkins life, health, hospitalization, disability, vacation and other benefits consistent with those provided to other
Company officers.

    Mr. Sabourin executed an employment agreement of undefined term with the Company in July 1996. Mr. Sabourin is to receive a base salary of $250,000 per year and is eligible to participate in the incentive bonus program, if any, as approved annually by the Board of Directors. Pursuant to the agreement, Mr. Sabourin was granted the option to purchase a total of 100,000 shares of the Company's common stock at an exercise price of $11.50 per share, the fair market value of the Company's common stock on the date of grant. The options vest in 25,000-share increments on September 1, 1997, 1998, 1999, and 2000. In the event Mr. Sabourin's employment is terminated by the Company for other than cause, the agreement provides that he is to receive severance in an amount equal to one year's base salary calculated as of the time of termination. Finally, the agreement provides Mr. Sabourin benefits consistent with those provided to other Company officers.

    Certain employees of the Company, including Mr. Kaltenbach, have entered into employment severance agreements with the Company. The term of those agreements expires December 31 of each year; however, they are extended automatically on January 1 of each year, unless ninety days' notice of non-renewal is given by either party. The severance agreement provides that, in the event a covered employee is terminated within one year following a change of control in the Company, the terminated employee will be entitled to the following described payments as applicable.
If the employee's termination is by reason of death, disability, retirement or is a voluntary action on the part of the employee, the Company is required to pay the employee all earned, but unpaid, compensation to the date of termination. If the employee is terminated for cause, as defined in the agreement, the Company is required to pay the employee his base salary through the date of termination. If the employee's termination is for reasons other than those specified above, the employee is entitled to all compensation earned and unpaid as of the date of termination; a lump sum cash payment equal to one and one-half times the employee's annual base salary; one year's life, health, hospitalization, dental and disability benefits consistent with those provided by the Company prior to termination; and the right to immediately exercise any granted stock options. Under the severance agreements, a change of control is defined as a change in beneficial ownership of 50% or more of the combined voting power of the Company; the first purchase of stock in a non-Company sponsored tender or exchange offer; or upon shareholder approval of certain merger consolidations, sales or disposition of substantially all of the Company's assets; a plan of liquidation; or a change in at least two-thirds of the members of the Board absent approval of the then existing Board members.

    In April 1989, Mr. Frederickson entered into an employment severance agreement with the Company. The terms of that agreement are substantially the same as described above for other Company employees except (i) if termination is for reasons other than cause, disability, retirement or by the voluntary action of the employee, the lump sum cash payment shall be equal to two and three-quarters times his annual base salary plus the amount equal to the bonus compensation to which he was entitled during the most recent fiscal year in which he earned a bonus; and (ii) if he becomes employed within one year after termination, he shall repay to the Company any cash compensation actually received by him as a result of such employment during the one-year period up to a specified amount.


Report of the Compensation Committee

    This report discusses the manner in which base salaries, incentive compensation and stock option grants for the Company's
Chief Executive Officer and other executives named in the Summary Compensation Table were determined for the 1997 fiscal year.

    The Company's compensation policies for the stated individuals are administered by the Compensation Committee of the Board of Directors, all members of which are outside directors. The compensation policies are intended to enhance the financial performance of the Company by aligning the financial interest of the Company's executives with those of its stockholders. The Committee believes that the most effective executive compensation program is one which serves to attract and retain talented individuals who are incented to achieve both current and long-term management goals in keeping with the ultimate goal of enhancing stockholder value.

    The primary components of executive compensation are base salary, cash bonus and longer-term incentives in the form of stock option grants.


Base Salaries

    The base salaries, which were in the median range of the companies included in the survey described below, of each of the Named Executives with the exception of Mr. Jenkins for the 1997 fiscal year, were determined by the Compensation Committee in December 1996. In making its determinations, the Committee reviewed the information contained in the 1996 Chain Restaurant Compensation Association Survey, the performance of the Company and evaluated the competitiveness of the entire compensation package.

    The independently conducted Chain Restaurant Compensation Association Survey was deemed to be an appropriate indicator of the competitiveness of the Company's salaries when compared with other restaurant companies because of the number and nature of companies participating. In excess of sixty companies participated, representing both publicly and privately owned businesses in various segments of the restaurant industry. Included within that representation were the restaurant companies on the Dow Jones Entertainment & Leisure - Restaurant Index.

    Mr. Jenkins' compensation is governed by the terms of his employment agreement with the Company, which was approved by the Board of Directors when it was executed in 1994. See Executive Contracts and Termination of Employment and Change-of-Control Arrangements for a detailed discussion of Mr. Jenkins' employment agreement.


Bonus Program

    In December 1996, the Compensation Committee approved a bonus program which was predicated upon achievement of overall Company performance against a set baseline of the Company's earnings before interest and taxes as computed in accordance with generally accepted accounting principles. The measure of earnings before interest and taxes and the baseline that was established (which was a substantial earnings increase over the previous year) were selected by the Committee as being appropriate because of their direct relationship to shareholder interest. That program applied to each of the Company's executives for fiscal 1997, except Mr. Jenkins (whose bonus compensation is governed by his employment contract), and the Presidents of the operating divisions. Under the program each participating executive officer could earn a bonus of up to 52% of the executive's base salary. Bonuses are determined by application of a formula that takes into account the extent to which the earnings' target was met or exceeded. In fiscal 1997, 90% of the earnings' target was achieved resulting in a bonus payment to the participating executive officers of 21% of that individual's base salary.

    No bonus was paid to Mr. Jenkins because the performance targets set forth in his employment contract were not met.

    With respect to the 1997 bonus program for Presidents of the Company's operating divisions, in December 1996 the Compensation Committee approved a bonus program for those individuals which was predicated upon an approximate 10% improvement in store operating profits (restaurant results excluding corporate overhead) and increasing customer counts over the preceding year in their respective divisions. That measure was selected because of its focus on increasing profits and was directly tied to their areas of control and responsibility. The President of the Village Inn Division, after meeting his target, was paid a bonus. The Bakers Square Division did not meet its target, nor did it have a President at fiscal year end. Accordingly, no bonus was paid with respect to that Division.

Deductibility of Compensation

    The Compensation Committee has considered the potential impact of Section 162(m) (the "Section") of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held company for individual compensation exceeding $1 million in any tax year for any of the named executive officers, unless the compensation is performance-based. The Company intends to structure its compensation plans to achieve maximum deductibility under the Section with minimal sacrifices in flexibility and Company objectives. The Compensation Committee will consider the deductibility of compensation payments in connection with future compensation arrangements with the named executive officers, but deductibility will not be the sole factor used by the Compensation Committee in determining appropriate levels or types of compensation. If, in the judgment of the Compensation Committee, the benefits of a compensation package that does not satisfy the requirements of the Section outweigh the costs to the Company of a failure to comply with the Section, the Compensation Committee may adopt compensation arrangements in the future under which payments are not deductible under the Section.


Compensation Committee Members

    This report is submitted by the members of the Compensation
Committee of the Board of Directors:

               Dennis B. Robertson, Chairman
               Carole Lewis Anderson
               Bruce B. Brundage
               Robert T. Marto
               Dudley C. Mecum
               Hunter Yager
               Arthur Zankel


Directors' Compensation

    Non-employee directors are compensated for their services at the rate of $2,000 per fiscal quarter, plus $1,000 per day for services rendered, and reimbursement of actual expenses incurred. Each non-employee director is also granted options to purchase shares of the Company's Stock pursuant to the terms of its 1983 Non-Qualified Stock Option Plan ("1983 Plan"). The 1983 Plan, which is mandatory in its operation, provides that each non-employee director when first elected to the Board is granted an option to purchase 10,000 shares of the Company's Stock, which vest 4,000, 4,000, and 2,000 shares over the ensuing three years. Upon a director's election for the fourth consecutive term and each year thereafter, the director is granted an additional 2,000 shares. All options granted under the 1983 Plan are at 100% of the fair market value of the Company's Common Stock on the date of grant.


                       PERFORMANCE GRAPH

    The following performance graph reflects percentage change in the Company's cumulative total shareholder return on common stock as compared with the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Entertainment & Leisure-Restaurant Index.

                                  1992       1993       1994       1995       1996        1997
                                  ----       ----       ----       ----       ----        ----
VICORP Restaurants, Inc.         22.250     20.750     16.750     11.000     14.500      15.500
Dow Jones Restaurant Index      653.570    844.420    796.600  1,051.540  1,152.920   1,140.860
Dow Jones Equity Market Index   465.240    542.230    562.370    710.730    879.220   1,166.960


                      CERTAIN TRANSACTIONS

    John C. Hoyt, a director of the Company, and members of his family are the principal shareholders of Midwest Pancake Houses, Inc., ("MPH"). MPH has been a franchisee of the Company since 1970 and currently operates seven Village Inn Restaurants in Oklahoma. MPH paid an initial franchise fee of $1,000 each for the operating units and pays franchise service fees equal to 2% of gross sales at each of those locations. Total franchise service fees paid by MPH in fiscal 1997 were $150,349. MPH additionally was indebted to the Company on its open account. The largest aggregate amount outstanding on that open account at any time during fiscal 1997 was $17,366. As of February 12, 1998, MPH's open account was current.

    MPH is also the managing partner for a franchised Village Inn Restaurant located in New Mexico. In fiscal 1997, the franchisee, 3155 Associates Limited Partnership ("3155"), paid franchise service fees (2.7% of gross sales at that location) in the amount of $42,539. It was also indebted to the Company on its open account. The largest aggregate amount outstanding on that open account at any time during fiscal 1997 was $2,741. As of February 12, 1998, 3155's open account was current.


Ratification of Certain Transactions

    The transactions described in the foregoing discussion have been approved or ratified by the unanimous vote of those directors having no interest in those transactions. The Company believes that the terms of those transactions are no less favorable to the Company than those that could have been obtained from independent third parties.


Section 16(a) Beneficial Ownership Reporting Compliance

    Based solely on a review of the written representation of the Company's directors and executive officers and copies of the reports they have filed with the Securities and Exchange Commission, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were followed.


        RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP served as the Company's independent accountants for the year ended October 31, 1997. The Board of Directors has selected Arthur Andersen LLP to serve as the Company's independent accountants for fiscal 1998. Representatives of Arthur Anderson LLP are expected to be present at the meeting, will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.


                         OTHER MATTERS

    The Company knows of no other matters to be brought before the Meeting; if other matters properly come before the Meeting, it is the intention of the persons named in the solicited proxy to vote such proxy in accordance with their judgment.


            ANNUAL REPORTS AND FINANCIAL INFORMATION

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended October 31, 1997, is being mailed with this Proxy Statement to each shareholder of record as of February 19, 1998.

    THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TO ANY PERSON REQUESTING A COPY IN WRITING AND STATING THAT HE/SHE WAS THE BENEFICIAL OWNER OF SHARES OF STOCK OF THE COMPANY ON FEBRUARY 19, 1998. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO:

                         Stanley Ereckson, Jr., Secretary
                         VICORP Restaurants, Inc.
                         400 West 48th Avenue
                         Denver, Colorado 80216
                         Fax (303) 672-2668

    Neither the Company's Annual Report to Shareholders nor the
Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation is to be made.

                         By Order of the Board of Directors

                         Stanley Ereckson, Jr.
                         Secretary

Dated:  February 27, 1998.

(Front)
                       VICORP RESTAURANTS, INC.

            PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints Charles R. Frederickson, J. Michael Jenkins, or either of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of VICORP Restaurants, Inc. (the"Company") to be held on April 9, 1998, at 9:00 a.m., Denver, Colorado, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.

                       (To be Signed on Reverse Side)

(Back)

X    Please mark your
     votes as in this
     example.


1.   Election of        FOR          WITHHELD
     Directors

      Nominees: Carole Lewis Anderson, Bruce B. Brundage, Charles
                R. Frederickson, John C. Hoyt, J. Michael Jenkins, Robert T. Marto, Dudley C. Mecum, Dennis B. Robertson, Hunter Yager, Arthur Zankel

     For, except vote withheld from the following nominee(s).



2.     Approval of                  FOR         AGAINST        WITHHELD
       Independent Accountants






SIGNATURE(S)  _______________________________    DATE  ______________
NOTE: Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.